EXHIBIT 5.1



                  [WILSON SONSINI GOODRICH & ROSATI LETTERHEAD]



                                  May 15, 2001

Linear Technology Corporation
1630 McCarthy Boulevard
Milpitas, California 95035

         Re:   Registration Statement on Form S-8

Gentlemen:

         We have examined the Registration Statement on Form S-8 to be filed by you with the Securities and Exchange Commission on May 15, 2001 (the
"Registration Statement"), in connection with the registration under the Securities Act of 1933, as amended, of 15,000,000 shares of your Common Stock (the "Shares") reserved for issuance under the 2001 Nonstatutory Stock Option Plan (the "Plan"). As your legal counsel, we have examined the proceedings taken and are familiar with the proceedings proposed to be taken by you in connection with the sale and issuance of the Shares under the Plan.

         It is our opinion that, when issued and sold in the manner referred to in the Plan and pursuant to the agreements which accompany the Plan, the Shares issued and sold thereby will be legally and validly issued, fully paid and non-assessable.

         We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement and any amendments thereto.

                                            Very truly yours,

                                            WILSON SONSINI GOODRICH & ROSATI
                                            Professional Corporation

                                            /s/ WILSON SONSINI GOODRICH & ROSATI